PRESS RELEASE

FOR: STRATASYS, INC.

CONTACT: Shane Glenn, Director of Investor Relations
(952) 294-3416, sglenn@stratasys.com

STRATASYS REPORTS RECORD QUARTERLY REVENUE AND EARNINGS
Company Reports Record System Shipments

- - - - -

MINNEAPOLIS, July 28, 2005 - Stratasys, Inc. (Nasdaq: SSYS) today announced the highest quarterly revenue, earnings and system shipments in the company’s history.

Revenues rose 20% to $20.8 million for the second quarter ended June 30, 2005 over the $17.3 million recorded in the same quarter of the previous year. Net income grew 21% to $2.9 million, or $0.27 per share, for the second quarter compared with net income of $2.4 million, or $0.22 per share, for the same quarter of the previous year. Total system shipments increased 25% to 351 units during the second quarter of 2005 compared to 281 units for the same period in 2004.

The second quarter financial results included a $246,000 loss related to foreign currency translation caused by depreciation in the Euro versus the U.S. dollar. In addition, the second quarter tax liability was reduced by $325,000 as a result of discrete tax benefits.

Revenues rose 20% to $39.6 million for the six months ended June 30, 2005 over the $33.2 million recorded for the same period of the previous year. Net income grew 23% to $5.3 million, or $0.49 per share, for the six-month period, compared with net income of $4.3 million, or $0.40 per share, for the same period in 2004. Total system shipments were 628 units for the six-month period, compared with 572 units for the same period in 2004.

Stratasys released the following information regarding its financial guidance for the fiscal year ending Dec. 31, 2005:

•	The company reconfirms expected revenue of $84 million to $89 million or growth of 20% to 27% over fiscal 2004.
•	Operating margins are anticipated to be in the range of 18.5% to 20.5%, versus the previous target of 20% to 22%.
•
The tax rate, excluding discrete tax benefits, is expected to be 34% to 35% versus the previous estimate of 37% to 39%. The impact of the known discrete tax benefits will reduce the expected annual rate to 31% to 32%.

•	The company reconfirms its expected earnings of $1.07 to $1.12 per share or growth of 26% to 32% over fiscal 2004, which includes the second quarter discrete items.

“The second quarter generated record Dimension 3D Printer and maintenance revenue, as well as and strong growth in consumables revenue, all of which exceeded our expectations. This growth was partially offset by slower than expected sales of our high-end systems, particularly in Europe, as well as weaker than expected sales within our emerging paid parts business,” said Scott Crump, chairman and chief executive officer of Stratasys.

“Operating margins for the second quarter reflect the ongoing investments we are making in new product and channel development. These investments, combined with a mix of system sales that favored our lower-margin products, including our Dimension 3D printers and Eden systems, offset the favorable margin impact of rapid growth in consumables and maintenance revenue during the quarter.

“Beyond our proven growth drivers, we continue to develop new opportunities, including our paid parts business, as well new initiatives targeting the emerging market for rapid manufacturing applications.

“Overall, we are pleased with our performance over the first six months of fiscal 2005, and we continue to expect strong growth for the balance of the year. We believe the growth in system sales over the first six months of 2005 reflects favorably on end-user demand for our products. In addition, the ongoing expansion of our installed base of systems should bode well for future growth in consumables and maintenance revenue,”Crump concluded.

The company will hold a conference call to discuss these results on July 28, 2005 at 8:30 a.m. EDT. To access the call, dial 877-236-1078 (or 213-408-0663 internationally). The conference I.D. is “Stratasys.” A recording of the call will be available for two weeks after the call. To access the recording, dial 800-862-9098 (or 785-424-1051 internationally).

A live webcast will be available through the Investor Relations section of the Stratasys Website ( www.stratasys.com ). A replay of the webcast will be made available on the Stratasys Website for 90 days.

About Stratasys Inc.

Stratasys Inc., Minneapolis, manufactures office-based rapid prototyping systems and 3D printers. According to Wohlers Report 2005, the company supplied 36 percent of all systems installed worldwide in 2004, making it the unit market leader. Stratasys patented the rapid prototyping process known as fused deposition modeling (FDM). The process creates functional models directly from any 3D CAD program using ABS plastic, polycarbonate, and PPSF. The company holds 175 granted or pending rapid prototyping patents. Stratasys products are used in the aerospace, defense, automotive, medical, education, electronic, and consumer product industries. The company’s systems are also used for rapid manufacturing and rapid tooling applications. For more information on the company, go to www.Stratasys.com or www.DimensionPrinting.com.

(Financial Tables follow)

All statements herein that are not historical facts or that include such words as “expects”, “anticipates”, “projects”, “estimates” or “believes” or similar words are forward-looking statements that we deem to be covered by and to qualify for the safe harbor protection covered by the Private Securities Litigation Reform Act of 1995. Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties; these include the continued market acceptance and growth of our Dimension BSTTM, Dimension SSTTM, Prodigy Plus, FDM MaxumTM, FDM VantageTM, and TitanTM product lines; the size of the 3D printing market; our ability to penetrate the 3D printing market; our ability to maintain the growth rates experienced in this and preceding quarters; our ability to introduce and market new materials such as polyphenylsulfone and the market acceptance of this and other materials; the impact of competitive products and pricing; the timely development and acceptance of new products and materials; our ability to effectively and profitably market and distribute the Eden line; and the other risks detailed from time to time in our SEC Reports, including the annual report on Form 10-K for the year ended December 31, 2004 and the quarterly reports on Form 10-Q filed throughout 2005.

This release is also available on the Stratasys Web site at www.Stratasys.com.

STRATASYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Sales
Product	$16,904,541	$13,694,776	$31,727,712	$26,615,948
Services	3,880,404	3,620,872	7,920,052	6,545,875
	20,784,945	17,315,648	39,647,764	33,161,823

Cost of goods sold
Product	7,466,598	5,900,967	13,764,804	11,267,076
Sales	1,129,328	935,128	2,319,505	1,709,059
	8,595,926	6,836,095	16,084,309	12,976,135

Gross profit	12,189,019	10,479,553	23,563,455	20,185,688

Costs and expenses
Research and development	1,687,140	1,345,067	3,073,728	2,691,396
Selling, general and administrative	6,853,228	5,605,591	13,446,914	11,197,664
	8,540,368	6,950,658	16,520,642	13,889,060

Operating income	3,648,651	3,528,895	7,042,813	6,296,628

Other income (expense)
Interest income	438,104	124,484	815,582	236,231
Other	(342,912)	(34,980)	(311,453)	(71,013)
	95,192	89,504	504,129	165,218

Income before income taxes	3,743,843	3,618,399	7,546,942	6,461,846

Income taxes	852,681	1,226,381	2,259,828	2,164,719

Net income	$2,891,162	$2,392,018	$5,287,114	$4,297,127

Earnings per common share
Basic	$0.28	$0.23	$0.51	$0.42
Diluted	$0.27	$0.22	$0.49	$0.40

Weighted average number of common
shares outstanding
Basic	10,451,351	10,331,963	10,466,981	10,301,560
Diluted	10,779,798	10,771,375	10,827,926	10,716,031

STRATASYS, INC.

CONSOLIDATED BALANCE SHEETS

June 30,	December 31,
2005	2004
(unaudited	)

ASSETS

Current assets
Cash and cash equivalents	$32,436,569	$20,624,845
Short-term investments	20,000,000	35,225,000
Accounts receivable, less allowance for returns and
doubtful accounts of $1,462,530 in 2005 and $1,731,830 in 2004	19,174,535	14,951,350
Inventories	10,167,018	7,520,422
Net investment in sales-type leases	1,554,761	1,324,499
Prepaid expenses	2,536,841	1,756,494
Deferred income taxes	455,000	455,000
Total current assets	86,324,724	81,857,610

Property and equipment, net	10,932,828	10,043,657

Other assets
Intangible assets, net	2,886,961	2,551,581
Net investment in sales-type leases	2,557,656	2,693,830
Deferred income taxes	679,000	354,000
Long-term investments	3,314,340	720,000
Other	869,324	978,339
	10,307,281	7,297,750

	$107,564,833	$99,199,017

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and other current liabilities	$9,763,621	$6,643,620
Unearned maintenance revenue	7,968,641	7,668,362
Total current liabilities	17,732,262	14,311,982

Stockholders' equity
Common Stock, $.01 par value, authorized 15,000,000
shares, issued 12,262,296 shares in 2005 and
12,211,835 shares in 2004	122,622	122,118
Capital in excess of par value	72,374,890	71,762,100
Retained earnings	25,480,162	20,193,048
Accumulated other comprehensive income (loss)	(258,600)	5,910
Less cost of treasury stock, 1,796,929 shares in 2005
and 1,770,026 shares in 2004	(7,886,503)	(7,196,141)
Total stockholders' equity	89,832,571	84,887,035

	$107,564,833	$99,199,017